SCHEDULE 14C INFORMATION

    Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ X ]     Preliminary Information Statement
[     ]   Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))
[     ]   Definitive Information Statement

               Fortis Series Fund, Inc.
     (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[ X ]     No fee required
[     ]   Fee computed on table below per Exchange Act
     Rules 14c-5(g) and 0-11

          1)   Title of each class of securities to
          which transaction applies:

          2)   Aggregate number of securities to which
          transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange
          Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          4)   Proposed maximum aggregate value of
          transaction:

          5)   Total fee paid:

[     ]   Fee previously paid with preliminary
     materials.
[     ]   Check box if any part of the fee is offset as
     provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

          2)   Form, Schedule or Registration Statement
          No.:

          3)   Filing Party:

          4)   Date Filed:

               FORTIS SERIES FUND, INC.
    500 Bielenberg Drive, Woodbury, Minnesota 55125

                   November 29, 2000


To Fortis International Stock Series II participants:

     As previously communicated in a supplement to the prospectuses for each of the Fortis variable annuity and insurance products, T. Rowe Price International,
Inc. ("Price International") has become the sub-adviser for International Stock Series II (formerly known as
Global Asset Allocation Series)(the "Fund"), a series of Fortis Series Fund, Inc., effective September 1,
2000. As the owner of a Fortis variable annuity/insurance product, you participate in this Fund. Price International, originally established as Rowe Price-Fleming International in 1979, has become one of the largest and most successful firms providing international investment management. As of September
30, 2000, Price International managed about $35.8 billion in assets.

     The attached Information Statement provides information about the new sub-adviser and the Board of Directors' reasons for approving this change. The Fund is not required to seek your approval of this change and you are not being asked to return proxies or to vote on the change. This change was made in conjunction with a shift in the Fund's investment strategy through which it became an international stock fund. Further information concerning this shift in investment strategy is included in both a prospectus supplement that was provided to shareholders previously and in the Fund's prospectus dated May 1, 2000, as supplemented September 1, 2000.

     As described in the Information Statement, this change will not result in any change in the fees and expenses borne by Fund shareholders.

     If you have any questions in connection with this information please call us at 1-800-800-2000, extension
3057 if you are a variable annuity contract owner and extension 3028 if you are a variable universal life insurance policyholder. If you are the owner of a First Fortis variable annuity contract please call 1-
800-745-7100.

                                   Very truly yours,

                                   /s/ Dean C. Kopperud

                                   Dean C. Kopperud
                                   President
            INTERNATIONAL STOCK SERIES II,
                      a series of
               FORTIS SERIES FUND, INC.
    500 Bielenberg Drive, Woodbury, Minnesota 55125
 Mailing Address: P.O. Box 64284, St. Paul, Minnesota
                         55164



                 INFORMATION STATEMENT


     International Stock Series II (formerly known as
"Global Asset Allocation Series") (the "Fund") is a series of Fortis Series Fund, Inc. (the "Company").
The Fund issues and sells its shares to Fortis Variable
Account C and Fortis Variable Account D, which are separate accounts of Fortis Benefits Insurance Company
("FBIC") and First Fortis Life Insurance Company
("FFLIC").  These two separate accounts (the "Separate
Accounts") hold shares which fund benefits under flexible premium deferred variable annuity contracts and flexible premium variable life insurance contracts which are issued by FBIC and FFLIC.

     This Information Statement is being provided to annuity and life insurance contract owners who are beneficial owners of Fund shares by virtue of their ownership of such contracts. This Information
Statement is being provided to such persons in lieu of a proxy statement pursuant to the terms of an exemptive order (the "Order") which the Company has obtained from the Securities and Exchange Commission. The Order permits the Fund's investment adviser to appoint new sub-advisers for the Fund with the approval of the Company's Board of Directors but without obtaining shareholder approval.

     The Order requires that when the Fund's investment adviser appoints a new sub-adviser for the Fund without shareholder approval, the Fund must provide certain information to its beneficial owners about the new sub-adviser and certain other matters. This Information
Statement provides such information about a new sub-adviser which has been appointed for the Fund and such other matters.

     WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.

     Copies of the Company's most recent annual report and semi-annual report are available by writing the Company at P.O. Box 64284, St. Paul, Minnesota 55164, or by calling 1-800-800-2000, extension 4579.

     This Information Statement is being mailed on or about November 29, 2000.

                  ADVISORY AGREEMENT

     Fortis Advisers, Inc. ("Fortis Advisers"), 500
Bielenberg Drive, Woodbury, Minnesota 55125, acts as investment adviser to the Fund pursuant to an Investment Advisory and Management Agreement dated
March 3, 2000 (the "Advisory Agreement"). Pursuant to the Advisory Agreement, Fortis Advisers acts as the investment adviser for, and manages the affairs, business and investment of assets of, the Fund, and is required to create and maintain all required reports, books and records relating to its activities and obligations under the Advisory Agreement. Fortis
Advisers, at its own expense, furnishes suitable office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund. In addition, Fortis Advisers is obligated to arrange, if requested by the Company, for officers, employees or other affiliates of Fortis Advisers to serve without compensation from the Company as directors, officers, or employees of the Company if duly elected to such positions by the shareholders or directors of the Company.

     The Advisory Agreement authorizes Fortis Advisers, at its option and expense, to appoint one or more sub-advisers for the Fund, subject to approval by the Company's Board of Directors. The Advisory Agreement provides that if Fortis Advisers appoints such a sub-adviser, the appointment shall not limit or diminish
Fortis Advisers' obligations and responsibilities under the Advisory Agreement. It also provides that Fortis
Advisers remains responsible for monitoring compliance by each sub-adviser with the investment policies, restrictions, and limitations of the Fund.

     The Advisory Agreement was most recently approved by the Company's Board of Directors on December 16,
1999, and by Fund shareholders on August 12, 1999.  The
Advisory Agreement took effect on March 3, 2000, replacing a prior advisory agreement between Fortis
Advisers and the Fund. The same investment advisory and management fees are payable under the Advisory
Agreement as under its predecessor agreement, and Fortis Advisers' duties are the same under both agreements. Information concerning the fees payable to Fortis Advisers under the Advisory Agreement is set forth below under the caption "Advisory and Sub-
Advisory Fees."

                SUB-ADVISORY AGREEMENTS

     From January 3, 1995 through August 31, 2000,
Morgan Stanley Dean Witter Investment Management Ltd.
("Morgan Stanley") served as sub-adviser for the Fund pursuant to a sub-advisory agreement between Advisers and Morgan Stanley dated December 29, 1994 (the "Prior
Sub-Advisory Agreement").  The Prior Sub-Advisory
Agreement was most recently approved by Fund shareholders on June 30, 1998.

     At a meeting held on June 20, 2000, the Company's
Board of Directors approved Fortis Advisers' recommendation that T. Rowe Price International, Inc.
("Price International") should replace Morgan Stanley as sub-adviser for the Fund. The Board's reasons for this decision are summarized below under the caption
"Board of Directors' Considerations." Accordingly, effective September 1, 2000, Price International replaced Morgan Stanley as sub-adviser for the Fund pursuant to a new sub-advisory agreement between Advisers and Price International dated as of August 30,
2000 (the "New Sub-Advisory Agreement"), which was approved at the Board's June 20, 2000 meeting.

     Information concerning the fees payable by Fortis
Advisers to Morgan Stanley under the Prior Sub-Advisory
Agreement and to Price International under the New Sub-
Advisory Agreement is set forth below under the caption
"Advisory and Sub-Advisory Fees." The other terms of the New Sub-Advisory Agreement and the Prior Sub-
Advisory Agreement are summarized in the following two subsections.

New Sub-Advisory Agreement

     Under the New Sub-Advisory Agreement, Price
International is required to conduct a continual program of investment, evaluation and, if appropriate in Price International's view, sale and reinvestment of the Fund's assets, subject to the supervision, direction and approval of the Fund's Board and Fortis
Advisers. In this regard, Price International is authorized, in its sole discretion and without prior consultation with Fortis Advisers, to manage the Fund's assets in accordance with the Fund's investment objectives and policies; make investment decisions for the Fund; place purchase and sale orders for portfolio transactions on behalf of the Fund; and employ professional portfolio managers and securities analysts who provide research services to the Fund. Price
International agrees to bear all expenses incurred by it in connection with the performances of its services under the agreement. The Company remains responsible for the Fund's administrative and other expenses.

     Under the New Sub-Advisory Agreement, Price
International is not liable for any error of judgment or mistake of law or for any loss suffered by the Fund, any shareholder, or Fortis Advisers in connection with the matters to which the agreement relates, provided that nothing in the agreement protects Price
International against any liability to the Fund, its shareholders, or Fortis Advisers to which Price
International would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of its reckless disregard of its obligations and duties under the agreement.

     The New Sub-Advisory Agreement is terminable without penalty on 60 days' written notice by the Fund's Board or by vote of holders of a majority of the outstanding voting securities of the Fund (as such term in defined in the Investment Company Act of 1940) or upon 60 days' written notice by Price International.
The agreement also will terminate automatically in the event of its assignment, as that term is defined in the Investment Company Act of 1940.

Prior Sub-Advisory Agreement

     Under the Prior Sub-Advisory Agreement, Morgan
Stanley had day-to-day responsibility for making discretionary investment decisions and placing purchase and sale orders on behalf of the Fund, subject to oversight by Fortis Advisers. In this regard, Morgan
Stanley was required to formulate and implement a continuing program for the management of the Fund's assets and to amend and update the program from time to time as financial and other economic conditions warranted. Morgan Stanley agreed to bear all its personnel and other expenses associated with the performance of its services under the agreement. The
Company remained responsible for the Fund's administrative and other direct expenses.

     Under the Prior Sub-Advisory Agreement, Morgan
Stanley was not to be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, its shareholders, or owners of annuity contracts or life insurance contracts invested in the Fund in connection with the performance of its duties under the agreement, except for loss resulting from its willful misfeasance, bad faith or negligence in performing its duties or from its reckless disregard of its duties under the agreement.

     The Prior Sub-Advisory Agreement was terminable
(i) by a majority of the Company's Board of Directors on 60 days' written notice to Fortis Advisers and Morgan Stanley; (ii) by vote of the holders of a majority of the outstanding voting securities of the Fund (as such term is defined in the Investment Company
Act of 1940); or (iii) by Morgan Stanley on 60 days' written notice to Fortis Advisers and the Company. The agreement also would terminate automatically in the event of its assignment, as that term is defined in the Investment Company Act of 1940.

            ADVISORY AND SUB-ADVISORY FEES

     Under the Advisory Agreement, the Fund pays Fortis
Advisers an investment advisory and management fee equal to 0.90% of the Fund's average net assets for the first $100 million of net assets and equal to 0.85% of the Fund's average net assets for net assets exceeding
$100 million. During the year ended December 31, 1999, the Fund paid Fortis Advisers investment advisory and management fees that totaled $614,231, or 0.90% of the Fund's average daily net assets. At December 31, 1999, the Fund had net assets of $66,066,698.

     The Fund does not pay any fees directly to any sub-adviser that is appointed by Fortis Advisers. Instead, Fortis Advisers pays any such sub-advisory fees out of the amounts paid to Fortis Advisers by the Fund under the Advisory Agreement.

     Under the Prior Sub-Advisory Agreement, Fortis
Advisers paid Morgan Stanley a sub-advisory fee equal to 0.50% of the Fund's average net assets for the first
$100 million of net assets and equal to 0.40% of the Fund's average net assets for net assets exceeding $100 million. During the year ended December 31, 1999, Fortis Advisers paid Morgan Stanley sub-advisory fees which totaled $341,160, or 0.50% of the Fund's average daily net assets.

     Under the New Sub-Advisory Agreement, Fortis
Advisers pays Price International a sub-advisory fee equal to 0.75% of the Fund's average net assets for the first $20 million of average daily net assets; 0.60% of the Fund's average daily net assets between $20 million and $50 million; 0.50% of the Fund's average daily net assets between $50 million and $200 million; and, once the Fund exceeds $200 million in average daily net assets, the entire fee will become an annual rate of 0.50% of the Fund's average daily net assets. If the New Sub-Advisory Agreement had been in effect during the year ended December 31, 1999, Fortis Advisers would have paid Price International sub-advisory fees totaling $421,160, or 0.75% of the Fund's first $20 million in average daily net assets, 0.60% for average daily net assets between $20 million and $50 million and 0.50% for average daily net assets in excess of $50 million, during this period. Thus, Fortis Advisers would have paid Price International $80,000 more in sub-advisory fees under the New Sub-Advisory Agreement than it paid Morgan Stanley under the Prior Sub-Advisory
Agreement (an increase of 23.5%), and it would have retained $80,000 less out of its advisory fees after paying sub-advisory fees (a decrease of 29.3%).
However, the advisory fees borne by shareholders would have remained unchanged.

     During the year ended December 31, 1999, neither
Morgan Stanley or any affiliated person of Morgan
Stanley, nor any affiliated person of any such affiliated person, received any fees other than those described above from the Fund for services provided to the Fund. During the same period, there were no other material payments by the Fund to Morgan Stanley or any affiliated person of Morgan Stanley, or to any affiliated person of any such affiliated person.

     The Fund does not presently propose to make any material payments to Price International or any affiliated person of Price International, or to any affiliated person of any such affiliated person, other than the sub-advisory fees which are indirectly paid by the Fund through Fortis Advisers.

     During the year ended December 31, 1999, no commissions were paid to any broker (i) that is an affiliated person of the Fund; (ii) that is an affiliated person of any affiliated person of the Fund;
or (iii) an affiliated person of which is an affiliated person of the Fund, Fortis Advisers, Morgan Stanley,
Price International or the Fund's principal underwriter.

       INFORMATION REGARDING PRICE INTERNATIONAL

General

     Price International, previously known as Rowe
Price-Fleming International, Inc., was incorporated in 1979 as a joint venture between T. Rowe Price
Associates, Inc. ("T. Rowe Price") and Robert Fleming
Holdings Limited ("Fleming").  T. Rowe Price acquired
Fleming's joint venture interest in August 2000, and now Price International is a wholly-owned subsidiary of
T. Rowe Price. Price International managed over $35.8 billion as of September 30, 2000.

     T. Rowe Price was founded in 1937 and, together with its affiliates, managed over $179.6 billion for over eight million individual and institutional investor accounts as of September 30, 2000.

     No officer, employee, director or shareholder of Price International is an officer or director of the Company. The names, addresses, and principal occupations of the principal executive officer and each director of Price International are as follows:

     Name and Address                   Principal
Occupation
                                   David J.L. Warren                  Chief
                                   Executive Officer,
                                   25 Copthall Avenue
                                   President and Director,
     London, EC2R 7DR England           Price
International; Managing
                                                                 Director,
                                   T. Rowe Price Associates, Inc
                                                       .

     M. David Testa                Director, Price
International;
     100 East Pratt Street                   Vice
Chairman of the Board,
                                   Baltimore, Maryland
                                   21202               of the Board, Chief
                                   Invest-ment Officer and Managing
                                   Director, T. Rowe Price
                                   Associates, Inc.

     James S. Riepe                Director, Price
International;
     100 East Pratt Street                   Vice
     Chairman of the Board, Baltimore, Maryland 21202            Director
     and Managing
                                   Director, T. Rowe
Price
                                   Associates, Inc.

     George A Roche                Director, Price
International;
     100 East Pratt Street                    Chairman
of the Board,
                                   Baltimore, Maryland
                                   21202               President and Chief
                                   Executive Officer, T. Rowe Price
                                   Associates, Inc.

     Martin G. Wade                Chairman of the
     Board, Price 25 Copthall Avenue                   International;
     Director and
     London, EC2R 7DR England           Managing
     Director, T. Rowe
                                   Price Associates,
Inc.

Advisory Fee Schedules for Similar Funds Advised by
Price International and/or its Affiliates

     Price International and/or its affiliates also act as investment adviser or sub-adviser for fourteen other funds that have investment objectives similar to those of the Fund. The following table sets forth the current advisory fee schedules for the fund and the net assets of the fund at December 31, 1999. In the table, advisory fees are expressed as a percentage of the funds' average daily net assets.

                        Current advisory fee        Net assets at
Fund                    (as percentage of net       December 31,
                        assets)                     1999

T. Rowe Price           Fund fee:                   $12,673,960,6
International Funds,    0.35%                       40
Inc.                    Group fee:
T. Rowe Price           0.32%
International Stock
Fund (1)
T. Rowe Price           1.05%                       $
International Series,                               707,329,644
Inc.
T. Rowe Price
International Stock
Portfolio

American Skandia Trust  0.75% on the first $20      $
T. Rowe Price           million                     516,385,447
International           0.60% on the next $30
Equity Portfolio (2)    million
                        0.50% thereafter

American Skandia        0.75% on the first $20      $
Advisor Funds           million                     50,035,973
T. Rowe Price           0.60% on the next $30
International Equity    million
Fund (3)                0.50% thereafter

The Commerce Funds      0.75% on the first $20      $
The International       million                     179,399,111
Equity                  0.60% on the next $30
Fund (3)                million
                        0.50% thereafter
Endeavor Series Trust   0.75% on the first $20      $
T. Rowe Price           million                     227,665,089
International Stock     0.60% on the next $30
Portfolio (3)           million
                        0.50% thereafter
EQ Advisors Trust       0.75% on the first $20      $
T. Rowe Price           million                     213,957,761
International Stock     0.60% on the next $30
Portfolio (3)           million
                        0.50% thereafter
JNL Series Trust        0.75% on the first $20      $
T. Rowe Price/JNL       million                     105,152,077
International Equity    0.60% on the next $30
Series (3)              million
                        0.50% thereafter

John Hancock Variable   0.75% on the first $20      $
Series Trust I          million                     79,576,467
International           0.60% on the next $30
Opportunities           million
Portfolio (3)           0.50% thereafter

LB Series Fund, Inc.    0.75% on the first $20      $
World Growth Portfolio  million                     548,721,446
(4)                     0.60% on the next $30
                        million
                        0.50% above $50 million
                        0.50% on all assets once
                        assets exceed $200 million

Lutheran Brotherhood    0.75% on the first $20      $
Family of Funds         million                     133,197,736
Lutheran Brotherhood    0.60% on the next $30
World Growth Fund (4)   million
                        0.50% above $50 million
                        0.50% on all assets once
                        assets exceed $200 million

Manufacturers           0.75% on the first $50      $
Investment Trust        million                     227,995,991
International Stock     0.50% on the next $150
Trust (4)               million
                        0.50% on all assets once
                        assets exceed $200 million



SunAmerica Style        0.75% on the first $20      $
Select                  million                     56,265,155
Series, Inc.            0.60% on the next $30
International Equity    million
Portfolio (3)           0.50% thereafter

The Vantagepoint Funds  0.75% on the first $20      $
International Fund (3)  million                     105,132,243
                        0.60% on the next $30
                        million
                        0.50% thereafter

     (1) The advisory fee has two parts--an "individual fund fee, " which reflects a fund's particular characteristics, and a "group fee." The group fee is designed to reflect the benefits of the shared resources of the T. Rowe Price investment management complex and is calculated daily based on the combined net assets of all T. Rowe Price funds (except Spectrum Funds, and any institutional, index or private label funds).
     (2) Price International has agreed to waive a portion of its fee equal to 0.25% of the portion of average daily net assets not in excess of $20 million and 0.10% of the portion of the net assets over $20 million, but not in excess of $50 million, so long as the portfolio's average daily net assets equal or exceed $200 million.
     (3) Price International has agreed to waive its fees so that at $200 million, the fee would be 0.50% on all assets.
     (4) Price International has agreed to waive its fees so that at $500 million the fee would be 0.45% on all assets.

          BOARD OF DIRECTORS' CONSIDERATIONS

     In deciding to approve Fortis Advisers'
recommendation that Price International should replace
Morgan Stanley as sub-adviser for the Fund, the Board of Directors considered the following material factors:

     - Fortis Advisers recommended that, in its opinion, the Fund's performance and appeal to investors could be improved if it became an international stock fund. Under this shift in investment strategy, the Fund primarily invests in common stocks of well-established, non-U.S.
       companies and diversifies broadly among
       developed and emerging countries throughout the world. (Further information concerning this shift in investment strategy is included in both a prospectus supplement which was provided to shareholders previously and in the Fund's prospectus dated May 1, 2000, as supplemented
       September 1, 2000.)

     - In conjunction with this recommendation, Fortis
       Advisers also recommended that Price
       International would be well-qualified to implement the shift in investment strategy and could be instrumental in attracting new investors to the Fund.

     - The Sub-Adviser Committee of the Board of
       Directors met with representatives of Price
       International to review Price International's international equity investment processes, personnel, and experience. In addition, the Committee and the full Board reviewed written materials provided by Price International concerning these matters. Based on these reviews, the Board of Directors concluded that Price International is well-qualified to sub-advise the Fund in the implementation of its revised investment strategy.

     - The Board of Directors compared the sub-advisory fees payable under the Prior Sub-
       Advisory Agreement and the New Sub-Advisory
       Agreement, noting that Fortis Advisers will pay higher sub-advisory fees under the new agreement. In this regard, the Board noted that Fund shareholders will not experience increased expenses as a result of the change.
       As required by the Order which permits the Fund to change sub-advisers without shareholder approval, the Board of Directors also reviewed information provided to it by Fortis Advisers showing the expected impact of the change on Fortis Advisers' profitability.

     - The Board of Directors also reviewed the other terms of the New Sub-Advisory Agreement and concluded that they are not materially less favorable to the Fund than those of the Prior
       Sub-Advisory Agreement.

Based on the foregoing factors, the Board of Directors concluded that the retention of Price International as sub-adviser to the Fund is in the best interests of the Fund and its shareholders.

                ADDITIONAL INFORMATION

     The Fund's principal underwriter is Fortis
Investors, Inc., 500 Bielenberg Drive, Woodbury,
Minnesota 55125.

     The Company is not required to hold annual shareholder meetings. Since the Company does not hold regular meetings of shareholders, the anticipated date of the next shareholder meeting cannot be provided.
Any shareholder proposal that may properly be included in the proxy solicitation material for a shareholder meeting must be received by the Fund no later than four months prior to the date proxy statements are mailed to shareholders.